CARMAX TO ACQUIRE REMAINING STAKE IN EDMUNDS

•Transaction enhances digital capabilities and further strengthens CarMax’s role and reach across the used auto ecosystem while adding exceptional technology and creative talent.

•Edmunds to continue to operate independently and will remain focused on delivering confidence to consumers and excellent value to its dealer and OEM clients.

•Advances CarMax’s strategy of becoming the largest online buyer of used autos from consumers.

Richmond, Va., April 1, 2021 – CarMax, Inc. (NYSE:KMX), the nation’s largest and most profitable retailer of used autos, today announced it has signed a definitive agreement to acquire Edmunds, one of the most well established and trusted online guides for automotive information and a recognized industry leader in digital car shopping innovations.

With this acquisition, CarMax and Edmunds accelerate their respective capabilities to deliver an enhanced digital experience to their customers by leveraging Edmunds’ compelling content and technology, CarMax’s unparalleled national scale and infrastructure, and the combined talent of both companies. Following the closing of the transaction, Edmunds will continue to operate independently and will remain focused on delivering confidence to consumers and exceptional value to its dealer and OEM clients.

“We are excited to bring the iconic Edmunds brand, history of innovation, and exceptional technology and creative talent into the CarMax family,” said Bill Nash, CarMax’s President and Chief Executive Officer. “Our partnership to date has proven to be an outstanding combination as we’ve developed innovative products and advanced our shared commitment to delivering the highest quality online experience. We look forward to supporting and investing in Edmunds’ continued growth and are excited about the many opportunities ahead for both CarMax and Edmunds.”

In January 2020, CarMax invested $50 million to acquire a minority stake in Edmunds. Following that investment, CarMax and Edmunds jointly developed a number of strategic initiatives, including a successful online instant offer for sellers of used autos. “The instant offer products on Edmunds.com and CarMax.com have put CarMax in the position to become the largest online buyer of used autos from consumers,” said Mr. Nash. The two companies also plan to collaborate on new initiatives leveraging Edmunds’ content and technology expertise, as well as on new products to serve Edmunds’ customers.

Avi Steinlauf, Edmunds’ Chief Executive Officer, said, “For over 50 years, Edmunds has been delivering value to automotive shoppers, making the entire car buying process easier. We have found a great partner in CarMax, with whom we look forward to continuing to grow and support our shoppers, as well as our dealer and OEM partners, while providing continuous innovations to the market. I am excited about the next chapter in Edmunds’ evolution.”

Transaction Details

CarMax will acquire the remaining shares of Edmunds for a purchase price that implies an enterprise value of $404 million, inclusive of CarMax’s initial investment, which we expect to be paid in a combination of cash and stock. In 2020, Edmunds generated unaudited revenue of approximately $140 million. The transaction is subject to customary closing conditions and is expected to close in June 2021. We expect the addition of Edmunds’ net income to be immaterial to the company’s earnings per share in fiscal 2022, with potential for significant shareholder value creation over the longer term.

Goldman Sachs & Co. LLC served as exclusive financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP served as legal advisor to CarMax. Evercore served as financial advisor and Sullivan & Cromwell LLP served as legal advisor to Edmunds.

About CarMax

CarMax, the nation’s largest retailer of used cars, revolutionized the automotive retail industry by driving integrity, honesty and transparency in every interaction. The company offers a truly personalized experience with the option for customers to do as much, or as little, online and in-store as they want. CarMax also provides a variety of vehicle delivery methods, including home delivery, contactless curbside pickup and appointments in its stores. During the fiscal year ending February 28, 2021, CarMax sold more than 750,000 used cars and more than 425,000 wholesale vehicles at its in-store and virtual auctions. In addition, CarMax Auto Finance originated more than $6 billion in receivables during fiscal year 2021, adding to its near $14 billion portfolio. CarMax has 220 stores, over 25,000 Associates, and is proud to have been recognized for 16 consecutive years as one of the Fortune 100 Best Companies to Work For®. For more information, visit www.carmax.com.

About Edmunds

Edmunds guides car shoppers online from research to purchase. With in-depth reviews of every new vehicle, shopping tips from an in-house team of experts, plus a wealth of consumer and automotive market insights, Edmunds helps millions of shoppers each month select, price and buy a car with confidence. Regarded as one of America’s best workplaces by Fortune and Great Place to Work, Edmunds is based in Santa Monica, California, and has a satellite office in Detroit, Michigan. Follow us on Twitter, Facebook and Instagram.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the timing of and ability to complete the transactions discussed herein, and the expected impact of the transaction. Forward-looking statements are subject to assumptions, risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements. The factors that may adversely impact the anticipated outcomes include, among others: the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement; the outcome of any legal proceedings that may be instituted against the parties or others related to the transaction agreement; conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the amount of the costs, fees, expenses and charges related to the transaction may be different than expected; the parties' ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction may be different than currently planned; and other factors included under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended February 29, 2020, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling (804) 747-0422 x7865. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Contacts:

Investors:
    Stacy Frole, Vice President, Investor Relations
    investor_relations@carmax.com, (804) 747-0422 x7865

Media:
    pr@carmax.com, (855) 887-2915